Exhibit 99.1

Opto Circuits to Acquire Cardiac Science

Bangalore, Karnataka, India | Bothell, Washington, USA — October 19, 2010

Opto Circuits (India) Limited [BSE Code: 532391; NSE: OPTOCIRCUI], India’s leading developer and manufacturer of patient monitoring systems and interventional products, and Cardiac Science Corporation [NASDAQ: CSCX] today entered into a definitive merger agreement under which Opto Circuits has agreed to acquire all of the outstanding shares of Cardiac Science common stock for $2.30 USD per share.

“We are delighted to expand our presence in noninvasive diagnostic monitoring through this acquisition and are excited to enter the high-growth automated external defibrillation market,” said Vinod Ramnani, Opto Circuits chairman and managing director. “Cardiac Science has a strong reputation for innovative, high-quality products and services. This transaction is expected to open many new global markets for Cardiac Science’s products and will greatly enhance Opto Circuits’ product offering and presence in the United States.”

“We believe this transaction provides excellent value to our shareholders and expanded opportunity for our customers, employees, and partners,” said Dave Marver, Cardiac Science president and chief executive officer. “Our business will benefit greatly from Opto Circuits’ financial resources, operational capabilities, and global scale.”

About the Transaction

The boards of directors of both companies have unanimously approved the transaction, which will take the form of an all-cash tender offer by a wholly-owned subsidiary of Opto Circuits, followed by a second-step merger. The closing of the tender offer by Opto Circuits, which is expected to be commenced within 10 business days, is subject to customary conditions, including that shares representing at least sixty percent (60%) of Cardiac Science’s outstanding shares of common stock are validly tendered into the offer. As a result of the second-step merger, any shares that have not been validly tendered into the offer will be converted into the right to receive cash equal to the offer price of $2.30 per share. The subsequent closing of the merger may be subject to obtaining stockholder approval of the merger agreement if Opto Circuits does not acquire a sufficient number of shares to effect a short-form merger. If such approval is needed, Cardiac Science will call a special meeting of its stockholders. If a stockholder meeting is required to approve the merger, Opto Circuits has agreed to vote (or cause its acquisition subsidiary to vote) all shares of Cardiac Science it owns in favor of the merger. The companies are targeting a late fourth quarter 2010 closing of the merger, assuming satisfaction of closing conditions and successful execution of the tender offer process.

Upon completion of the merger, Cardiac Science will become a wholly-owned subsidiary of Opto Circuits. Opto Circuits will fund the acquisition with its cash and credit lines.

About Opto Circuits

Opto Circuits (India) Ltd. (OCI) (BSE Code: 532391; NSE Symbol: OPTOCIRCUI) is an Indian MNC in the business of design, development, manufacture and marketing of healthcare equipment and interventional products. The product profile includes pulse oximeters, patient monitoring systems, sensors, digital thermometers, anesthesia and respiratory care equipment, stents, catheters and other innovative products. Some of the well-known brands marketed by Opto Circuits are Criticare, Mediaid, Unetixs and Eurocor. It is presently a Group of 14 companies with a consolidated total sales of Rs.1077 crores (FY10) and it is headquartered in Bengaluru, Karnataka, India. Its key markets are the US, Europe and South East Asia. It was ranked as one amongst 200 Best Under a Billion companies in AsiaPac by Forbes Asia in 2009, 2008.

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About Cardiac Science

Cardiac Science develops, manufactures, and markets a family of advanced diagnostic and therapeutic cardiology devices and systems, including automated external defibrillators (AED), electrocardiograph devices (ECG/EKG), cardiac stress treadmills and systems, diagnostic workstations, Holter monitoring systems, hospital defibrillators, vital signs monitors, cardiac rehabilitation telemetry systems, and cardiology data management systems (informatics) that connect with hospital information (HIS), electronic medical record (EMR), and other information systems. The company sells a variety of related products and consumables and provides a portfolio of training, maintenance, and support services. Cardiac Science, the successor to the cardiac businesses that established the trusted Burdick®, HeartCentrix®, Powerheart®, and Quinton® brands, is headquartered in Bothell, Washington. With customers in more than 100 countries worldwide, the company has operations in North America, Europe, and Asia. For information, call 425.402.2000 or visit http://www.cardiacscience.com.

Important Additional Information

The tender offer for the outstanding common stock of Cardiac Science referred to in this press release has not yet commenced. This press release is neither an offer to purchase nor a solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of Cardiac Science’s common stock will be made pursuant to an offer to purchase and related materials that Opto Circuits and a wholly-owned subsidiary of Opto Circuits intend to file with the Securities and Exchange Commission. At the time the offer is commenced Opto Circuits and its wholly-owned subsidiary will file a tender offer statement on Schedule TO with the Securities and Exchange Commission, and thereafter the Company will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the offer. The tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully and considered before any decision is made with respect to the tender offer. These materials will be sent free of charge to all stockholders of the Company when available. In addition, all of these materials (and all other materials filed by the Company with the Securities and Exchange Commission) will be available at no charge from the Securities and Exchange Commission through its website at www.sec.gov. Investors and security holders may also obtain free copies of the tender offer documents, once available, from the information agent for the tender offer or by mailing a request to Cardiac Science Corporation, Attention: Investor Relations, 3303 Monte Villa Parkway, Bothell, Washington 98021.

Forward-Looking Statements

This release contains forward-looking statements regarding the proposed acquisition of Cardiac Science, the expected timetable for completing the transaction, future business prospects and market conditions and benefits and synergies of the transaction. Such statements are based on the current assumptions and expectations of Cardiac Science’ and Opto Circuits’ management and are neither promises nor guarantees. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. There can be no assurance that management’s estimates of future results will be achieved. Actual results and performance may vary significantly from those expressed or implied in such statements. The actual results of the acquisition could vary materially as a result of a number of factors, including: uncertainties as to how many of Cardiac Science Corporation’s stockholders will tender their stock in the tender offer; the possibility that competing offers will be made; and the possibility that various closing conditions for the transaction may not be satisfied or waived. Other factors that may cause actual results to differ materially include those set forth in the reports that Cardiac Science Corporation files from time to time with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2009 and quarterly and current reports on Form 10-Q and 8-K. These forward-looking statements reflect expectations as of the date of this document. The parties undertake no obligation to update the information provided herein.

Contact Information

Opto Circuits (India) Ltd.

Investors: ir@optoindia.com

Media: media@optoindia.com

T: +91 80 2852 1040/41/42